UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

May 18, 2005
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

At the 2005 Annual Stockholders Meeting of Griffin Land & Nurseries, Inc. (“Griffin”) held today, Frederick M. Danziger, President and Chief Executive Officer of Griffin discussed the operations of Griffin Land, Griffin’s real estate division and of Imperial Nurseries, Inc. (“Imperial”), Griffin’s landscape nursery business.

In discussing Griffin’s real estate business, Mr. Danziger stated that over the past eleven months Griffin Land has leased approximately 110,000 square feet in its new buildings in the New England Tradeport, its industrial park in Windsor, Connecticut. Presently there are approximately 55,000 square feet vacant out of approximately 512,000 square feet in completed buildings in the Tradeport. Mr. Danziger also stated that construction on Griffin Land’s new 137,000 square foot industrial building in the Tradeport, which is currently over 50% leased, will be completed shortly and that Griffin Land has recently started construction of another 137,000 square foot industrial building in the Tradeport. Griffin Land is also working on closing a mortgage on two of its industrial buildings in the Tradeport, including the new building that will be completed shortly and a 117,000 square foot building that was completed at the end of 2003.

Mr. Danziger stated that although the Company previously stated its desire to reinvest the cash received from last year’s sale of Centaur Communications, Ltd., the Company has not yet done so because it believes real estate pricing has been high.

Mr. Danziger then commented on Imperial, stating that net sales through April this year are less than the comparable period last year, which it believes was due in part to the poor early spring weather in its markets. Mr. Danziger also stated that Imperial has increased its emphasis on sales to garden center customers, and those sales are increasing both absolutely and as a percentage of total sales.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

/s/ Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary

Dated: May 18, 2005